                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF RESISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                       Commission File Number 333-75958-02
               Long Beach Acceptance Auto Receivables Trust 2003-B

             1 Mack Centre Drive, Paramus, NJ 07652; (201)-262-5222
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                    Class A-1 Notes 0.990% Asset Backed Notes
                    Class A-2 Notes 1.114% Asset Backed Notes
                    Class A-3 Notes 1.575% Asset Backed Notes
                    Class A-4 Notes 2.178% Asset Backed Notes
            (Title of each Class of securities covered by this Form)

                                      None
             (Title of all other securities for which a duty to file
                  reports under section 13(a) or 15(d) remains)

Please plans an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [ ]        Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(1)(ii)    [ ]        Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(i)     [ ]        Rule 12h-3(b)(2)(ii)    [ ]
Rule 12g-4(a)(2)(ii)    [ ]        Rule 15d-6              [ ]
Rule 12h-3(b)(1)(i)     [X]

Approximate number of holders of record as of the certification or notice date:

Class A-1 Notes:                    0
Class A-2 Notes:                    3
Class A-3 Notes:                    3
Class A-4 Notes:                    3

Pursuant to the requirements of the Securities Exchange Act of 1934, Long Beach Acceptance Auto Receivables Trust 2003-B has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

LONG BEACH ACCEPTANCE AUTO RECEIVABLES TRUST 2003-B

By:  Long Beach Acceptance Corp., as Servicer

/s/ Michael J. Pankey
---------------------------------------
    Michael J. Pankey
    Senior Vice President and Chief Financial Officer      Dated: April 19, 2004